Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 1, 2011 except for the Trade Name and Goodwill section in Note 1 and Note 12, as to which the date is May 25, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in SunGard Data Systems Inc.’s Current Report on Form 8-K dated May 25, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

May 26, 2011